Exhibit 99.1

TRUMP ENTERTAINMENT RESORTS, INC. TO SELL TRUMP MARINA HOTEL CASINO TO LANDRY’S, INC.

ATLANTIC CITY, N.J., February 14, 2011 – Trump Entertainment Resorts, Inc. today announced that it has entered into a definitive agreement to sell the Trump Marina Hotel Casino in Atlantic City to Landry’s, Inc., the operator of the Golden Nugget casinos in Las Vegas and Laughlin, Nevada.

The sale price under the agreement is $38 million, subject to a working capital adjustment at closing. The transaction, which is expected to be completed during the second quarter of 2011, is subject to receipt of required regulatory approvals and other customary closing conditions.   Trump Entertainment Resorts expects to use the net proceeds from the transaction to reduce its long-term debt.

About Trump Entertainment Resorts
Trump Entertainment Resorts, Inc. owns and operates three casino resort properties: Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City's Marina District.  Together, at these properties, the Company operates approximately 6,600 slot machines, nearly 350 table games and over 3,600 hotel rooms.

PSLRA SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS AND ADDITIONAL AVAILABLE INFORMATION:   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.  All statements and information in  this press release concerning plans, expectations, estimates and beliefs, as well as other statements including words such as "intend," "anticipate," "believe," "plan," "estimate," "expect," will," "could," "optimistic," "can," "strategy" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the Company, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.  The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company.  Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized.  Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company.  Readers of this release should consider these facts in evaluating the information contained herein.  In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.  Additional information concerning the potential risk factors that could affect future performance are described from time to time in the Company's periodic reports filed with the SEC, including, but not limited to, the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  These reports may be viewed free of charge on the SEC's website, www.sec.gov, or on the Company's website, www.trumpcasinos.com.

SOURCE:  Trump Entertainment Resorts, Inc.

CONTACT:	David R. Hughes
Corporate EVP and CFO
Trump Entertainment Resorts, Inc.
(609) 449-5534

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